             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

               MINIMUM GUARANTEED ANNUITY PAYOUT ("M-GAP") RIDER


OVERVIEW:

The M-GAP Rider ("Rider") is an optional rider the Owner has selected. It guarantees a minimum Annuity Value provided the Owner elects to begin annuity benefit payments in accordance with the provisions of the Rider.

DEFINITIONS:

"M-GAP Effective Date" - xx/xx/xx
         The date on which the Rider is effective. If the Rider is selected(1) at issue or within the 30-day period immediately thereafter, the "M-GAP Effective Date" is the contract issue date. If the Rider is selected on a contract anniversary or within the 30-day period immediately thereafter, the "M-GAP Effective Date" is that contract anniversary. If the Rider is selected at any other time, the "M-GAP Effective Date" is the next contract anniversary following the date of selection of the Rider.

"M-GAP Effective Annual Yield" - [5%]

"M-GAP Initial Payment Amount" - The Accumulated Value on the "M-GAP Effective Date."

"M-GAP Waiting Period" - the [10] -year period which begins on the "M-GAP Effective Date." The Rider can only be exercised after the expiration of the "M-GAP Waiting Period" and during a "M-GAP Benefit Window."

"M-GAP Annual Rider Charge" -[.35%- See Specifications Page]

"M-GAP Benefit Window" - the 30-day periods during which the Rider can be exercised. The "M-GAP Benefit Window" always begins on a contract anniversary. The first "M-GAP Benefit Window" begins on the contract anniversary immediately following the "M-GAP Waiting Period." Subsequent "M-GAP Benefit Windows" occur on each contract anniversary thereafter.

APPLICABILITY:

This Rider is part of the contract to which it is attached and is effective on the "M-GAP Effective Date." The Rider can be exercised only when the Owner elects to begin annuity benefit payments under all of the following conditions:

                  (a)      during an "M-GAP Benefit Window;"

                  (b) under a fixed annuity option involving a life contingency; and

                  (c) at the guaranteed annuity purchase rates specified under the Annuity Option Tables in the contract.

(1) In order to be "selected," the Company must have received and recorded the Owner's selection of the Rider.


FORM 3287-00

BENEFIT:

When the Rider is exercised, the M-GAP Benefit Base, less any applicable premium tax, is the Annuity Value. On each contract anniversary, commencing with the "M-GAP Effective Date," the M-GAP Benefit Base is determined. The M-GAP Benefit Base is equal to the greatest of the following:

                  (a) the Accumulated Value increased by any positive Market Value Adjustment ("MVA"), if applicable;

                  (b)      the sum of:


                           (1)      the "M-GAP Initial Payment Amount"
                                    accumulated daily at the "M-GAP Effective
                                    Annual Yield" starting on the "M-GAP
                                    Effective Date" and

                           (2) gross payments to the contract after the "M-GAP Effective Date" accumulated daily at the "M-GAP Effective Annual Yield" starting on the Effective Valuation Date of each gross payment, proportionately reduced to reflect withdrawals; and

                  (c) the highest Accumulated Value on any contract anniversary since the "M-GAP Effective Date" as determined after being increased for any positive MVA and proportionately reduced for subsequent withdrawals.

PROPORTIONATE REDUCTION:

Sections (b) and (c) refer to a proportionate reduction. This proportionate reduction is calculated by multiplying the (b) or (c) value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                            Amount of the Withdrawal
                            ------------------------
        Accumulated Value determined immediately prior to the withdrawal

The M-GAP Benefit Base does not create an Accumulated Value. It is used solely to determine the Annuity Value when the Rider is exercised.

REVERSAL OF DECISION TO ANNUITIZE:

If the Owner reverses the decision to annuitize, the excess of the M-GAP Benefit Base over the Annuity Value without the Rider, if any, will not be credited to the contract's Accumulated Value.

CHARGE FOR BENEFITS:

While this Rider is in effect, the company will assess the M-GAP Annual Rider Charge (see the Specifications page).





FORM 3287-00

TERMINATION:

This Rider will terminate on the earliest of the following dates:

                  (a)      the Annuity Date;

                  (b) when a Death Benefit is payable and the contract is not continued under a spousal takeover;

                  (c)      surrender of the contract; or

                  (d) receipt of the Owner's Written Request to terminate the Rider. The Owner may terminate the Rider anytime after the end of the 7-year period beginning on the "M-GAP Effective Date." The Rider may be terminated prior to the end of such 7-year period only if such termination occurs on a contract anniversary or within the 30-day period immediately thereafter and in conjunction with the Owner's exercise of the "Repurchase Option," described below.

REPURCHASE OPTION:

If an Owner terminates the Rider on a contract anniversary or within the 30-day period immediately thereafter, the Owner may purchase another M-GAP Rider, at its then current charge, only if on the date of termination:

                  1) an M-GAP Rider is still being offered by the Company and

                  2) the Owner purchases an M-GAP Rider, with an "M-GAP Waiting Period" equal to or longer than the "M-GAP Waiting Period" for this Rider.

For purposes of determining the "M-GAP Effective Date" of the new Rider, the date of termination of this Rider will be considered to be the date of selection of the new Rider.



                      Signed for the Company at Dover, Delaware


        President                                                   Secretary


FORM 3287-00